                                                                    Exhibit 12.1


                               Brandywine Realty Trust
                  Computation of Ratio of Earnings to Fixed Charges


                                                                        For the Six Months
                             For the Years Ended December 31,             Ended June 30,
                       ----------------------------------------------   -------------------
                       1992      1993      1994       1995       1996      1996        1997
                       ----      ----      ----       ----       ----      ----        ----
EARNINGS:
  Net Income (Loss)    (1,000) 2,468,000 (1,841,000)  (824,000) (162,000)   1,000    3,708,000

  Interest Expense         --        --   1,942,000    793,000 2,751,000  416,000    3,059,000

  Amortization of
   deferred financing
   costs                   --        --      62,000    413,000   113,000   16,000      343,000
                      -------- --------- ----------   -------- ---------  -------    ---------

                       (1,000) 2,468,000    163,000    382,000 2,702,000  433,000    7,110,000
                      -------- --------- ----------   -------- ---------  -------    ---------
                      -------- --------- ----------   -------- ---------  -------    ---------

FIXED CHARGES:

  Interest Expense         --        --   1,942,000   793,000 2,751,000  416,000     3,059,000

  Amortization of
   deferred financing
   costs                   --        --      62,000   413,000   113,000   16,000       343,000
                      -------- --------- ----------   -------- ---------  -------    ---------

                           --        --   2,004,000 1,206,000  2,864,000  432,000     3,402,000
                      -------- --------- ---------- ---------- ---------  -------    ----------
                      -------- --------- ---------- ---------- ---------  -------    ----------
  Fixed Charge
   Coverage Ratio(1)    N/A(2)   N/A(2)          (3)       (3)        (3)    1.00          2.09


(1) The fixed charge coverage ratio represents the number of times fixed charges were covered by earnings. The ratio is computed by dividing fixed charges and preferred share distributions into earnings before extraordinary items, plus fixed charges. Fixed charges include interest expense, and amortization of debt issuance costs.

(2) Ratio cannot be computed as there were no fixed charges during fiscal years 1993 and 1992.

(3) Ratio calculated to be a less than one-to-one coverage, the amount of the deficiency to cover fixed charges is $162,000, $824,000 and $1,841,000 for years 1996, 1995 and 1994, respectively.